Exhibit 99.1

Grow Condos, Inc., Closes Acquisition Lake Selmac Resort & RV Park
Grow Condos Officially Secures First Smoke on the Water Cannabis Friendly Campground
EAGLE POINT, OR--(Marketwired – March 13, 2017) - Grow Condos, Inc. (OTCQB: GRWC), a fully reporting publicly traded company specialized in cannabis industry related "Condo" style real estate and turn-key grow facilities, is pleased to announce that Grow Condo's, Inc. (the "Company")'s wholly owned subsidiary, Smoke on the Water Inc, has successfully closed on one of the territory's privately owned nature rich vacation spots,  Lake Selmac Resort & RV Park, situated in the picturesque heart of Southern Oregon. The transaction was completed in the form of cash, stock and debt.
"This is one of the most exciting ventures to date for our Company. We feel there is a tremendous opportunity to do a role up within the RV and Campground Industry and then rebrand using the Smoke on the Water Brand. The industry is largely dominated by a 'Mom and Pop ' types of establishment, and  perfect for a roll up acquisition strategy stated Wayne Zallen, Chief Executive Officer.
Located just 20 miles south of Grants Pass, Oregon and 2.5 miles east of the Redwood Highway (Hwy. 199) in Selma, Oregon, Lake Selmac Resort currently facilitates fishing, swimming, boating, and in addition to RV parking, has tent camping and cabin locations established for accommodation. To view more regarding the property, visit: http://www.lakeselmac.com
Because it's not yet permissible to recreationally smoke in National and State Parks, it has been discovered that relaxed marijuana laws are indeed a powerful motivator for tourists, which creates a very lucrative niche opportunity for smaller, privately owned properties that can offer the freedom of experiencing Oregon's strikingly beautiful landscape while also allowing its visitors to enjoy Oregon's 420 friendly privileges.
According to the Travel Oregon Strategic Plan for 2015-17, it states: "More people than ever are choosing to come to Oregon, and they are traveling farther than ever to get here. They are coming to enjoy the things we love: natural beauty, wilderness, adventure, amazing fresh food, wine, craft beer, world-class sports, and a vibrant arts and culture community. The result of all these visitors is a long list of powerful statistics and measures that show the profound economic power of tourism in Oregon."
In a recent survey done in Colorado, the following statistics were discovered: "Potential summertime visitors who were exposed to the state's tourism ads said the marijuana laws influenced vacation decisions almost 49 percent of the time", The Denver Post reports. While the state's tourism ad campaign does not mention marijuana, 22 percent of survey respondents said the drug was "extremely influential" in their decision to visit Colorado. In addition, 20 percent said it was "very much influential" and nearly 7 percent said it was "somewhat influential."

About Lake Selmac Resort:
Lake Selmac Resort
2700 Lake Shore Drive
Selma, Oregon, 97538
http://www.lakeselmac.com
Tel (541)597-2277

About Smoke on the Water Inc: Smoke on the Water, Inc. is Grow Condo's wholly owned subsidiary, designed to capitalize on the country's growing level of recreational marijuana acceptance.  The company plans to engage in a roll-up strategy for this highly-fragmented industry and provide turn-key solutions for Marijuana-friendly campgrounds and resorts. The company has strategized to initially develop the property through acquisition, subsequently rebranding the existing RV business to represent the Smoke on The Water brand. Upon project launch, the Company plans to provide fully functional vacationing solutions to campground operators and owners seeking to fill the growing demand for stress free and acceptable vacationing for the pro-personal choice and marijuana smoking community. For more information, visit: www.smokeonthewater.club

About: Grow Condos, Inc.: Grow Condos is a fully reporting publicly traded company listed under the symbol GRWC: Pink Sheets. It is a real estate purchaser, developer and manager of specific use industrial properties providing "condo" style turn-key grow facilities to support the cannabis industry. We own, lease, sell and manage multi-tenant properties.
Like during the Gold Rush days in California, Grow Condos is focused on a pick-and-shovel approach to participating in the exploding marijuana industry. We finance the purchase and/or development of properties by offering to investors private placement sponsorships, debt instruments, or limited partnerships. We believe there is a significant investor demand for such opportunities. Currently we own and manage a 15,000-square foot warehouse in Eagle Point, Oregon, own and developing a property in Eugene Oregon and are currently looking into other acquisitions in Oregon, Colorado, Washington, California and Nevada with like-minded investors who want to share in the growth of this dynamic new industry.
Safe Harbor: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Grow Condos, Inc, its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Condos, Inc. ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Grow Condos, Inc. filings with the OTC Markets, Securities and Exchange Commission and/or the company's website.

CONTACT:
Grow Condos, Inc.
Corporate: www.growcondos.com
Facebook: https://www.facebook.com/GrowCondosInc
Twitter: https://twitter.com/GrowCondosInc
Investor Relations: info@growcondos.com